Exhibit 99.1

Jack in the Box Inc. Announces Financing Transaction

SAN DIEGO--(BUSINESS WIRE)--January 26, 2022--Jack in the Box Inc. (NASDAQ: JACK) today announced that certain of its subsidiaries intend to complete a financing transaction, which will consist of refinancing a portion of the Company’s outstanding securitization debt with the issuance of a new series of securitized notes under the Company’s existing securitized financing facility. The Company also expects these subsidiaries to enter into a new variable funding note facility.

The Company’s outstanding securitization debt is currently comprised of the following tranches:

  Series 2019-1 Variable Funding Senior Secured Notes, which allow for the drawing of up to $150 million using various credit instruments (the “Series 2019-1 Variable Funding Notes”);
  Series 2019-1 3.982% Fixed Rate Senior Secured Notes, Class A-2-I, with an initial principal amount of $575,000,000 (the “Series 2019-1 Class A-2-I Notes”);
  Series 2019-1 4.476% Fixed Rate Senior Secured Notes, Class A-2-II, with an initial principal amount of $275,000,000 (the “Series 2019-1 Class A-2-II Notes”); and
  Series 2019-1 4.970% Fixed Rate Senior Secured Notes, Class A-2-III, with an initial principal amount of $450,000,000 (the “Series 2019-1 Class A-2-III Notes”, and together with the Series 2019-1 Class A-2-I Notes and the Series 2019-1 Class A-2-II Notes, the “Series 2019-1 Class A-2 Notes”).

As of October 3, 2021, $1.29 billion was outstanding under the Series 2019-1 Class A-2 Notes, and no borrowings were outstanding under the Series 2019-1 Variable Funding Notes.

The Company intends to refinance a portion of the Series 2019-1 Class A-2 Notes and the Series 2019-1 Variable Funding Notes with a new $1.25 billion securitized financing facility, expected to be comprised of $1.1 billion of senior secured fixed rate notes (the “2022 Notes”) and $150.0 million of variable funding notes (collectively, the “Notes”).

The net proceeds of the securitized financing facility are expected to be used:

  To repay in full the Series 2019-1 Class A-2-I Notes; and
  To distribute to Jack in the Box SPV Guarantor, LLC and thereafter to the Company to fund a portion of the Company’s acquisition of Del Taco Restaurants, Inc. (“the Del Taco Acquisition”).

In connection with the Del Taco Acquisition, the Company does not currently expect to increase its net funded debt level as a result of any borrowings outside of the securitized financing facility.

The consummation of the offering is subject to market and other conditions and is anticipated to close in February 2022. However, there can be no assurance that the Company will be able to successfully complete the financing transaction on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on franchising opportunities with Jack in the Box, visit JackintheBoxFranchising.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the potential impacts to our business and operations resulting from the COVID-19 pandemic, the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, including federal, state and local policies regarding mitigation strategies for controlling the COVID-19 pandemic, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Contacts

Chris Brandon
619.902.0269
chris.brandon@jackinthebox.com